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                      [UNITED STATES LIME & MINERALS LOGO]

                      UNITED STATES LIME & MINERALS, INC.
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                  Contact: Timothy W. Byrne
                                                                  (972) 991-8400

                  UNITED STATES LIME & MINERALS, INC. REPORTS
                   2000 FOURTH QUARTER AND FULL YEAR RESULTS

     Dallas, Texas, January 31, 2001 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported a net loss of $995,000, or $0.25 per common share, for the fourth quarter of 2000. This compares to net income of $518,000, or $0.13 per common share, for the fourth quarter Of 1999. Revenues for the fourth quarter of 2000 decreased by 9.7% to $6,976,000 compared to revenues of $7,725,000 for the fourth quarter of 1999.

     "We are very disappointed by our performance and financial results for the fourth quarter," said Timothy W. Byrne, President and CEO. "Several factors, including delays in the completion of the new kiln for our Arkansas plant, which resulted in lost production opportunity costs, and higher than anticipated start-up costs, had a significant negative impact on fourth quarter results. We continued to suffer setbacks due to bad weather during the fourth quarter, which impeded both demand for our products and our production ability. Also, the fourth quarter was negatively impacted by approximately $100,000 resulting from the one-time write off of the old vertical kilns at our Arkansas plant," added Mr. Byrne.

     For the full year 2000, the Company reported a net loss of $291,000, or $0.07 per common share, compared to net income of $2,533,000, or $0.64 per common share, for the full year 1999. Revenues for the full year 2000 increased by 2.9% to $32,456,000 compared to revenues of $31,537,000 for the full year 1999.

     "The operating results for the year are obviously disappointing. Our focus for 2001 is to return the Company to profitability and realize a return on the large capital investments we have made to modernize and increase production capacity at our plants," said Mr. Byrne. "We have completed a comprehensive review of the Company's current operating and financial positions and are outlining a detailed action plan to position the Company for long-term sustainable growth and profitability. As a part of that plan, we have made an aggressive effort to increase sales of pulverized limestone products by our
Texas Lime subsidiary. This effort has already resulted in additional commitments from new customers. We have also been successful in securing new customers to purchase the high-quality lime now being produced by our Arkansas Lime subsidiary. Once they confirm that our lime meets their quality standards, we hope to secure them as long-term customers. In addition to these sales efforts, we are continuing to explore and take steps to reduce costs and improve efficiencies. For example, we have substantially curtailed our reliance on natural gas, which continues to be an expensive fuel, for lime production at Texas Lime. With our new kiln at Arkansas, we can use coal, coke or gas to fuel lime production. In addition, we are implementing other initiatives, including reductions in workforce," stated Mr. Byrne.
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         EBITDA (earnings before interest, taxes, depreciation and amortization)
was $747,000 in the fourth quarter of 2000, a decrease of 72.3% from the $2,696,000 generated in the fourth quarter of 1999. For the full year 2000, EBITDA was $7,826,000, a decrease of 25.7% from the $10,535,000 generated for the full year 1999.

         The Company estimates that total capital expenditures for Phase I of the Arkansas project will be approximately $34 million. The current estimate of $34 million includes approximately $1.8 million of costs associated with the pre-building of certain facilities for Phase II of the Arkansas project and the purchase of, but not all of the improvements to, the terminal in Shreveport, Louisiana. This estimate is subject to final completion of some of the material-handling infrastructure in Phase I, as well as a satisfactory resolution of various outstanding matters with vendors and contractors.

         The Company is proceeding with its $10 million pro-rata rights offering to existing shareholders, which will conclude on February 5, 2001. The shares offered in the rights offering are priced at $5.50 per share. The Company's majority shareholder, Inberdon Enterprises Ltd., has indicated that it will subscribe for its full pro-rata amount, and that it will purchase additional shares not subscribed for by other shareholders in the rights offering, for a total investment of at least $8 million and up to $10 million. The net proceeds of the offering will be used to repay a $5 million short-term bridge loan that the Company secured, under normal commercial terms, from Inberdon, to repay all or a portion of the Company's $4 million revolving credit facility, and for working capital. To the extent the Company repays its revolving credit facility, it will have access to funds available under the facility. Accordingly, the Company believes that the proceeds of the rights offering will allow it to meet immediate liquidity demands and to pay for all necessary work on Phase I of the Arkansas project, which the Company estimates will be completed in the first quarter of 2001. Even if the Company raises $10 million in the rights offering, it may, however, need to seek additional sources of financing or explore other means to maximize shareholder value unless it can begin to improve its operating results in the short term.

         United States Lime and Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection, and construction industries from its plants situated in Texas, Arkansas, and Colorado.

         This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions, and adequacy of resources, may be identified by words such as "will," "could," "should," "believe," "expect," "intend," "plan," "schedule," "estimate," "project," and similar expressions. The Company undertakes no obligation to publicly update or revise any forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and change. Several factors and uncertainties, known and unknown, could cause actual results to differ materially from those expected or anticipated as stated or implied herein. Those factors include inclement weather, increased fuel costs, additional unanticipated delays or costs overruns in completion of current construction projects, a shortfall from the maximum proceeds expected from the Company's rights offering, and management's achievement of stated business goals, including the successful management of the Company's short-term and long-term liquidity position and ability to develop and execute plans to reduce costs and increase efficiencies and revenues. More detailed information about these factors and the Company is contained in the Company's filings with the Securities and Exchange Commission.

         THIS ANNOUNCEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES FOR SALE. ANY OFFERS MAY BE MADE ONLY BY THE STATUTORY PROSPECTUS.

                                (Tables follow)






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                      UNITED STATES LIME & MINERALS, INC.
                     CONDENSED CONSOLIDATED FINANCIAL DATA
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                             QUARTER ENDED                 YEAR ENDED
                                                              DECEMBER 31,                 DECEMBER 31,
                                                         ---------------------         ---------------------
INCOME STATEMENTS                                         2000           1999           2000          1999
                                                         -------        ------         -------       -------

Revenues                                                 $ 6,976         7,725          32,456        31,537
                                                         -------        ------         -------       -------
Operating profit/(loss)                                     (586)        1,203           2,241         5,333
Interest expense                                             632           831           3,174         2,561
Other deductions/(income)                                     97          (317)           (557)         (604)
Income tax expense/(benefit)                                (320)          172             (85)          844
                                                         -------        ------         -------       -------
Net income/(loss)                                        $  (995)          518            (291)        2,533
                                                         =======        ======         =======       =======

Net income (loss) per share of common stock:
     Basic                                               $ (0.25)       $ 0.13         $ (0.07)      $  0.64
     Diluted                                             $ (0.25)       $ 0.13         $ (0.07)      $  0.64

Weighted average shares outstanding:
     Basic                                                 3,982         3,982           3,982         3,980
     Diluted                                               3,982         3,982           3,982         3,980

                                                               AT DECEMBER 31,
                                                         -------------------------
BALANCE SHEETS                                             2000              1999
                                                         --------           ------

ASSETS:
     Current assets                                      $ 13,668           26,616
     Property, plant and equipment, net                    75,667           47,130
     Deferred tax asset, net                                2,358            2,136
     Other assets                                           2,270            1,806
                                                         --------           ------
          Total assets                                   $ 93,963           77,688
                                                         ========           ======

LIABILITIES AND STOCKHOLDERS' EQUITY:
     Current liabilities                                 $ 21,418            6,033
     Long-term debt, excluding current installments        44,167           42,500
     Other liabilities                                        270              358
     Stockholders' equity                                  28,108           28,797
                                                         --------           ------
          Total liabilities and stockholders' equity     $ 93,963           77,688
                                                         ========           ======

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